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[Letterhead of World Heart Corporation]

Exhibit 10.7

Employment Offer
Phillip J. Miller
June 23, 2000

June 23, 2000

Mr. Phillip J. Miller
968 Regal Road
Berkeley, CA
94708

Dear Phil:

Re: Offer of Employment with World Heart Inc.

As you know, Edwards Lifesciences LLC ("Edwards") has entered into an agreement to transfer ownership of its newly created subsidiary Edwards Novacor LLC ("Novacor"), to World Heart Corporation, a Canadian-based corporation that is publicly traded on the NASDAQ National Market and the Toronto Stock Exchange. World Heart Corporation is a development-stage medical devices company focused on commercializing a ventricular assist device and related technologies.

The transfer of Novacor is schedule to take effect on June 30, 2000 (the "Closing Date"). Currently, the terms and conditions of your employment, including compensation and employee benefits, are provided in accordance with the plans and policies of Edwards and Novacor. Following the Closing Date, the terms and conditions of your employment, which is a continuation of your current position, will be subject to the compensation and benefit plans and policies of World Heart Corporation through its wholly owned US subsidiary, World Heart Inc. ("WorldHeart"). We are therefore pleased to offer you continued employment with WorldHeart in your current position, effective as of the Closing Date, as described below. As the Novacor and WorldHeart operations are integrated, your current position may change to reflect the business requirements of WorldHeart.

Years of Service:
All your years of service with Edwards, including service at Baxter, will be recognized by WorldHeart and will be used to determine your future entitlements to benefits as benefit plans are established or revised.
Base Salary:	Your annual base salary will be $119,890 which, as confirmed to WorldHeart by Edwards, is your current base salary.
Bonus:
Your WorldHeart case bonus target for the period from the Closing Date to December 31, 2000, will be $11,989. You will earn this bonus based on your achievement of performance objectives set for this period by WorldHeart in consultation with you and communicated to you in writing no later than 30 days after the Closing Date. Your total compensation for 2001, including any bonus target, will be determined in keeping with WorldHeart's annual review of employee compensation at the beginning of the new calendar year. Your total compensation effective January 1, 2001, will have no less value than your current base salary plus bonus. However, your bonus may include a cash bonus and/or options. Within six weeks of the Closing Date, Edwards will determine any earned bonus eligibility in accordance with the Edwards Incentive plan 2000. Any earned bonus under the Edwards plan will be included and paid with any bonus earned under the WorldHeart bonus plan for the second half of the year. By accepting this offer, you acknowledge and agree to the above-described actions regarding your bonus arrangements.

Vacation:
Your existing vacation balance, excluding any frozen vacation balance, will be transferred to WorldHeart effective as of the Closing Date. WorldHeart will continue the Edwards vacation policy through calendar year 2000 under the terms as provided to WorldHeart by Edwards. Afterward, you will continue to accrue vacation at a rate no less than your current accrual rate, assuming your vacation balance at that time is less than the established maximum.
Edwards has confirmed to WorldHeart that any frozen vacation balance you have on the Closing Date will be paid to you in a lump sum by Edwards in the last pay deposit made to you by Edwards.
Employee Benefits:
WorldHeart intends to provide you with employee benefits that are substantially similar to those benefits under the Edwards employee benefit plans provided by Edwards. WorldHeart will make every effort to establish the new plans as soon as possible; however, they will not all be in place by the Closing Date. WorldHeart intends to protect you from loss of health coverage during the interim period provided you elect to receive and make a timely application for COBRA benefit continuation. WorldHeart has agreed to pay any additional COBRA costs so your current payroll deduction amounts to continue your current medical, dental, and vision plan benefits under Edwards' health plans remain the same. WorldHeart will continue to pay this amount until its new medical, dental and vision plans are established.

By accepting this offer, you acknowledge and agree that you will be treated as a terminated employee for purposes of Edwards' health benefit plans. Edwards has confirmed to WorldHeart that at the Closing Date, or shortly thereafter, they will provide to you appropriate COBRA continuation elections forms and notices that must be returned on time to ensure no gap in coverage.
Stock Options:
Please see Exhibit I, which is attached, regarding the treatment of your Edwards Founders stock options. As a new WorldHeart employee you will benefit from participation in the World Heart Corporation Employee Stock Option Plan. Exhibit I sets out the specific options allotted to you and a summary of the option terms. Edwards has determined that, in light of the special circumstances surrounding the Baxter/Edwards transaction and the Novacor transaction, you will retain your Edwards stock options which were granted as a result of converting certain unvested Baxter International Inc. stock options to which you were entitled. Should you not accept this offer of continued employment with WorldHeart or when your employment with WorldHeart ends, you will be treated as a terminated employee for purposes of the Edwards conversion stock options at that time.
Royalty Rights:	Your Novacor royalty rights have been transferred to WorldHeart and you will continue to receive the benefits associated with these rights.

This offer does not constitute an agreement of guaranteed employment for any specific term or any other type of employment contract. As with all WorldHeart employees, your employment with WorldHeart is "at will" and may be terminated by you or by WorldHeart at any time, subject to the severance arrangements required by law or as agreed between you and WorldHeart. As you may know, the Edwards Severance Plan can be changed at any time after April 1st, 2001; however, WorldHeart has agreed to honor the terms and conditions of the Edwards Severance Plan in effect on the Closing Date until June 30, 2001. As of July 1, 2001 your severance arrangements will reflect the WorldHeart policy as it exists from time to time. WorldHeart has been advised by

Edwards that if you refuse this offer of employment with WorldHeart, you are not eligible for severance benefits from Edwards.

It is the practice of WorldHeart to discuss specific severance arrangements with each employee who is terminated in order to arrive at a mutually satisfactory arrangement that takes into account his or her position and years of service. The present basic severance provisions for WorldHeart employees are:

  (i)
  No severance provisions during the first three months of employment.

  (ii)
  After three months of employment, the severance arrangement equals two week's base salary for each year of employment, prorated for partial years.

The WorldHeart severance policy may change from time to time at WorldHeart's sole discretion.

If there is any inconsistency between the terms of this letter and other written and oral communications between you, World Heart Corporation and World Heart Inc., this letter shall completely supersede and replace the conflicting information.

A copy of this letter will be provided to, and be relied upon by, Edwards as notice of the terms and conditions herein, including your bonus, COBRA continuation coverage and unvested options to purchase Edwards' common stock. If you have any questions related to your Edwards bonus, COBRA continuation coverage and any unvested options to purchase Edwards' common stock please contact Mary Barker at Edwards at (949) 250-3400.

As a condition of employment you must sign the attached agreement to confidential and proprietary rights (Proprietary Rights Agreement).

To document your acceptance of this offer, please sign and date the enclosed copy of this letter where indicated and return the signed copy to the address below. Please ensure that you check one of the paragraphs with respect to your stock option election. Should you decide not to accept this offer of continued employment, your employment with Novacor will be considered terminated effective as of the Closing Date.

We look forward to hearing from you. Please contact Dani Kennedy at (613) 226-4279 ext. 2320, if you would like to discuss any aspect of this offer prior to maldng your decision.

Sincerely,

/s/ Roderick M. Bryden Roderick M. Bryden President and CEO	/s/ Tofy Mussivand Dr. Tofy Mussivand Chairman and Chief Scientific Officer

I have been given a copy of this letter and have read and understand the terms. I hereby accept the terms and conditions of employment outlined above.

ACCEPTED	Date:

	Printed Name:	Phillip J. Miller

	Signature:	/s/ Phillip Miller

Social Security Number:

Please return the signed letter to:

Laura Kacur
7799 Pardee Lane
Oakland, CA 94621

Exhibit I

STOCK OPTIONS

In connection with this offer of continued employment with World Heart Inc. (WorldHeart), dated June 23, 2000, and in an effort to provide you with an incentive to ensure the successful integration of the businesses, WorldHeart is pleased to offer you the opportunity to receive a grant of World Heart Corporation Stock Options pursuant to the terms outlined in Exhibit 1.B, which is attached to this letter. This stock option grant is subject to certain conditions, including the close of the Novacor acquisition and your agreement to cancel any existing Edwards Founders stock options that you may have. If you do not elect to accept the grant of World Heart Corporation stock options, you may keep your Edwards Founders stock options and such options will continue to vest in accordance with the terms and conditions of your stock option agreement with Edwards. By electing to accept the World Heart Corporation stock options, you will be voluntarily agreeing to the cancellation of your existing Edwards Founders stock options effective as of the Closing Date.

In order to assist you in your decision, we have attached a summary of the terms of your existing Edwards stock options on Exhibit I.A.

STOCK OPTION ELECTION

I have reviewed the exhibits attached hereto and hereby make the following irrevocable elections:

I hereby elect to retain my Edwards Founders stock options, the terms of which are summarized in Exhibit I.A., and do not accept the grant of World Heart Corporation stock options the terms of which are summarized in Exhibit I.B.
X
I hereby elect to receive, and so accept, the grant of World Heart Corporation stock options the terms of which are summarized in Exhibit I.B and I hereby agree to the cancellation of my Edwards Founders stock options the terms of which are summarized in Exhibit I.A effective as of the Closing Date.

EXHIBIT I.A.
EDWARDS FOUNDERS OPTIONS

STOCK OPTIONS IN EDWARDS LIFESCIENCES LLC GRANTED
PURSUANT TO THE LONG-TERM INCENTIVE COMPENSATION PLAN

For: Phillip J. Miller

Number of Edwards Founders Options:	5,250
Grant Date:	April 3, 2000
Exercise Price:	$13.875
Vesting:	30%	April 3, 2002
	100%	April 3, 2003
Date of Expiration:	April 3, 2010

Note: This information is provided to you as a summary of your Edwards stock option grant. For a more detailed explanation of the terms and conditions of these options, refer to your actual Award Agreement.

EXHIBIT I.B.
WORLD HEART CORPORATION STOCK OPTIONS

PROPOSED GRANT OF WORLD HEART CORPORATION
STOCK OPTIONS

9,850

For: Phillip J. Miller

Stock Option Grant	Grant Date	Exercise Price ($Cdn)	Vesting Date	Option Expiry Date
640 Regular 7,675 Discretionary	June 22, 2000	$17.00	1/3 on June 22nd, 2001 1/3 on June 22nd, 2002 1/3 on June 22nd, 2003	1/3 on June 22nd, 2005 1/3 on June 22nd, 2006 1/3 on June 22nd, 2007
1,535 Special Transaction	June 22, 2000	$17.00	100% on Jan. 15, 2002	Jan. 15, 2006

Notes:

1.
The number of "Regular" options granted to each employee was determined by taking the salary amount at WorldHeart in 2000, (a) as defined below, divided by the option price, (b) as defined below.

(a)
Fifteen per cent (15%) of the total salary paid to you from July 1, 2000 to December 31, 2000 at the annual rate specified in this letter.

(b)
The option price set at the closing price on the Toronto Stock Exchange on June 21, 2000.

  In addition, discretionary options were granted to a limited number of employees who are expected to make a special contribution to WorldHeart. The number of options granted was based on the combination of experience with Nocavor and advice from the existing Novacor senior management.

2.
A "Special Transaction" grant was provided to all employees of WorldHeart and Novacor at the time the Novacor acquisition was announced. A pool of 150,000 options was established and divided into two sub-pools based on the number of employees at WorldHeart and Novacor. Each sub-pool was distributed to the employees within the sub-pool based on their compensation as a ratio of the total compensation in the relevant sub-pool. A cap in each sub-pool was set at the number of options granted to the highest paid non-executive level employee.

[Letterhead of World Heart Corporation]

October 12, 2004

Mr. Phil Miller
c/o World Heart Inc.
7799 Pardee Lane
Oakland, CA 94621

Dear Phil,

Further to our discussions, I am very pleased to provide you with this letter that serves to confirm your appointment to the position of Vice President Research and Development reporting to the President & CEO, effective October 1, 2004.

The following is designed to serve as a record of the essential terms of your employment, which I trust, is in accordance with our discussions.

REMUNERATION:	Your base salary will be $160,000 per annum effective October 1, 2004. Your base salary will be reviewed in January 2006, and annually thereafter, in accordance with the company's compensation policy.
STOCK OPTIONS:
In recognition of your promotion and a desire to provide senior management with equity ownership that aligns total compensation with meaningful rewards based on WorldHeart's future success, you have been granted 180,000 stock options on September 23, 2004, subject to TSX and shareholder approval at the next WorldHeart Annual General Meeting. These stock options have an option price of US $1.12 and will vest 1/3 on each of September 23, 2005, 2006 and 2007 and will all expire on September 22, 2013. All other terms and conditions of this option grant are in accordance with the WorldHeart ESOP, which will also be amended and approved at the next WorldHeart Annual General Meeting. A condition of this option grant to you is receiving your agreement to forfeit all the stock options (5,986) that you hold as of September 1 2004.
PERFORMANCE-BASED COMPENSATION:
The Company is shifting its compensation philosophy toward a total compensation more focused on equity ownership and away from cash compensation. With the significant increase in equity-based compensation awarded to you and others, the Board of Directors has approved management's recommendation to cancel the WorldHeart Bonus Program for 2005. Due to the Company's performance in achieving its 2004 Business Plan it is very unlikely that there will be any bonus earned for performance in 2004.

All other terms and conditions, including your "at-will" employment by WorldHeart, as specified in your employment letter dated June 23, 2000 remain unchanged.

Phil, I look forward to your continued support and working closely with you as we build a strong and commercially successful company based on the Novacor technology.

Yours truly,

Jal S. Jassawalla
President and CEO

I have read and agree to the terms of this letter, including the forfeiture of all stock options held by me on September 1, 2004.

10/27/04	/s/ Phil Miller

Date	Phil Miller

QuickLinks

[Letterhead of World Heart Corporation]
EXHIBIT I – STOCK OPTIONS
EXHIBIT I.A. – EDWARDS FOUNDERS OPTIONS
EXHIBIT I.B. – WORLD HEART CORPORATION STOCK OPTIONS
[Letterhead of World Heart Corporation]